Exhibit 5.1

ATTORNEYS AT LAW	VINSON & ELKINS L.L.P.
3700 TRAMMELL CROW CENTER
2001 ROSS AVENUE
DALLAS, TEXAS 75201-2975
TELEPHONE (214) 220-7700
FAX (214) 220-7716
www.velaw.com

September 17, 2010

Eagle Rock Energy Partners, L.P.

1415 Louisiana Street, Suite 2700

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 6,000,000 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2010.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Second Amended and Restated Agreement of Limited Partnership, (iii) the Partnership’s Certificate of Limited Partnership, (iv) the Eagle Rock Energy Partners Long Term Incentive Plan, as amended and restated on September 17, 2010 (the “Plan”), and (v) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.

We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued in accordance with the terms of the Plan and the instruments executed pursuant to the Plan that govern the awards to which Common Units relate, the Common Units will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and to the Delaware Revised Uniform Limited Partnership Act, as interpreted by federal courts and the courts of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.